Exhibit 10.58

February 28, 2010

Matthew J. Szulik

[address omitted]

Dear Matthew:

This letter (the “Agreement”) sets forth the agreement between Red Hat, Inc., a Delaware corporation (the “Company”), and you regarding the terms that shall govern your service as non-executive chairman (“Chairman”) of the Board of Directors (the “Board”) of the Company for the twelve-month period beginning on March 1, 2010 through February 28, 2011 (the “Term”).

1. During the Term, you will receive the cash and equity compensation provided for the Chairman under the Company’s Non-Employee Director Compensation Plan, amended and restated as of March 1, 2010 (the “Plan”), a copy of which is attached to this Agreement as Appendix A.

2. As of the date of this Agreement, the Non-Executive Chairman Agreement, between you and the Company, dated as of February 28, 2008 and as amended on December 29, 2008 (the “Chairman’s Agreement”) shall be terminated and shall be of no further force and effect; provided, however, that you and the Company shall continue to be bound by the provisions of Sections 4.4 and 5.2 of the Chairman’s Agreement, and such provisions are incorporated by reference into this Agreement.

3. Your uninterrupted and continued service as a member of the Board is intended to be treated as continued service with the Company for purposes of vesting and (as applicable) exercisability of your outstanding Company equity incentive awards.

4. This agreement may only be amended in a writing signed by both you and the Company. The respective rights and obligations of the Company and you under this Agreement shall terminate at the end of the Term, except for the rights and obligations under Paragraph 2 of this Agreement which shall survive the termination of this Agreement.

5. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your service as Chairman or as a director in accordance with the Company’s governing documents and Delaware corporate law. During your service as Chairman, you will be subject to the same terms, conditions and policies as those that apply to other non-employee members of the Board, except as provided for in this Agreement.

6. This Agreement shall be construed, interpreted and governed in accordance with the laws of North Carolina without reference to rules relating to conflict of laws.

Please confirm your acceptance of the terms of this Agreement by signing this Agreement in the space provided below.

RED HAT, INC.

By:	/s/ Charles E. Peters, Jr.

Acknowledged and agreed:

/s/ Matthew J. Szulik
Matthew J. Szulik
Date: February 28, 2010